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                                                                  Exhibit 10.19


                                                                 EXECUTION COPY

            SECOND AMENDMENT TO REVOLVING LOAN AND SECURITY AGREEMENT


         THIS SECOND AMENDMENT TO REVOLVING LOAN AND SECURITY AGREEMENT (this "Second Amendment"), dated as of November 30, 1998, is entered into by and between EMCORE CORPORATION, a New Jersey corporation (the "Borrower") and FIRST UNION NATIONAL BANK (the "Bank").

                                    RECITALS:

         A. The Borrower and the Bank are parties to a certain Revolving Loan and Security Agreement, dated as of March 31, 1997, as amended by a certain Consent and Amendment Agreement, dated as of December 5, 1997 (the "First Amendment") and as further modified pursuant to a certain Extension Letter dated September 29, 1998 issued by the Bank and accepted by the Borrower (the "Extension Letter", said loan agreement, as amended by the First Amendment and the Extension Letter is hereinafter referred to as the "Loan Agreement").

         B. The Revolving Loan Commitment is due to expire on November 30, 1998 and, therefore, the Borrower has requested a renewal and extension thereof to October 1, 1999.

         C. The Bank is willing to amend the Loan Agreement to reflect the parties understanding with respect to the renewal and extension of the Revolving Loan Commitment to October 1, 1999 subject to, and in accordance with, the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and for value received by each party, the parties hereto agree as follows:

         SECTION 1. DEFINITIONS

         1.1 EXISTING DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Loan Agreement. Upon the effectiveness of this Second Amendment, the following defined terms shall be amended as set forth herein and such amended definitions shall apply wherever such defined terms are used in the Loan Documents.

                  (a) The defined term "Commitment Expiration Date" is hereby amended and restated to read as follows:

                  "Commitment Expiration Date" means October 1, 1999, unless extended in accordance with Section 2.5 hereof."

                  (b) The first sentence of the defined term "Lending Rate" is hereby amended and restated to read as follows:

                  "Lending Rate" means, with respect to each Revolving Loan, the Prime Rate PLUS 50 basis points.


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                  (c) The defined term "Loan Documents" is hereby amended and restated to read as follows:

                  "Loan Documents" means, collectively, this Agreement, the Revolving Note, the Guaranty, the Security Agreement, the Note Stock Pledge Agreements, the NM Facility Mortgage, the NM Facility Bond Pledge, the New Guaranty, the New Pledge Agreement, and all other documents, instruments and agreements delivered in connection herewith and therewith, as the same from time to time may be amended, renewed, restated, supplemented or otherwise modified."

        1.2 ADDITIONAL DEFINITIONS. For purposes of the Loan Agreement and the other Loan Documents, the following terms are hereby incorporated into Section 1 of the Loan Agreement in their respective appropriate alphabetical order:

                  "Consent Letter" means that certain Consent Letter issued by the Bank to the Borrower on November 24, 1998, pursuant to which the Bank provided its consent to the Specified Circumstances (as defined therein) as such circumstances relate to the issuance by the Borrower of its New Preferred Stock."

                  "New Guaranty" means that certain Unconditional Guaranty, in substantially the form of EXHIBIT "A" attached hereto, given by Thomas
         J. Russell, Jr., and TJR Holding Trust in favor of the Bank."

                  "New Preferred Stock" means the 1,550,000 shares of Series I Redeemable Convertible Preferred Stock, $.0001 par value per share issued by the Borrower on November 30, 1998."

                  "New Pledge Agreement" means that certain Pledge and Assignment Agreement, in substantially the form of EXHIBIT "B" attached hereto, given by Thomas J. Russell, Jr. and TJR Holding Trust in favor of the Bank."

                  "NM Facility" means that certain real property and improvements located in the City of Albuquerque, County of Bernalillo, State of New Mexico, as more fully described in the NM Facility Mortgage, which is occupied by the Borrower pursuant to a certain long term lease dated June 1, 1998, by and between the Borrower and the City of Albuquerque, New Mexico."

                  "NM Facility Bond Pledge" means that certain Bond Pledge Agreement, in substantially the form of EXHIBIT "C" attached hereto, given by EMCORE IRB Company, Inc. in favor of the Bank with respect to the pledge of certain New Mexico taxable industrial revenue bonds issued by the City of Albuquerque, New Mexico in connection with the development of the NM Facility.

                  "NM Facility Mortgage" means that certain Mortgage and Security Agreement, in substantially the form of EXHIBIT "D" attached hereto, given by the Borrower in favor of the Bank with respect to the Bank's first priority mortgage lien upon the NM Facility."




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                  "Supplemental Revolver" means that certain $8,000,000.00
         revolving credit facility made available by the Bank to the Borrower pursuant to a certain $8,000,000.00 Promissory Note dated June 22, 1998 made by the Borrower and payable to the Bank."

         1.3 DELETION OF CERTAIN DEFINITIONS. As of the effectiveness of this Second Amendment, the term "Tangible Capital Funds" shall be deleted from the Loan Agreement and the Loan Documents wherever it may appear and, for the avoidance of doubt, it is hereby acknowledged that the term "Effective Tangible Net Worth" as defined in Section 10.14(b) of the Loan Agreement (as such section shall be amended hereby) shall be inserted in its place.

         SECTION 2. EXISTING OBLIGATIONS

         2.1 ACKNOWLEDGMENT OF EVENTS OF DEFAULT, AMOUNTS OUTSTANDING.

                  (a) The Borrower acknowledges that it has failed to comply with certain of the terms and conditions of the Loan Agreement, specifically the Fixed Charge Ratio set forth in Section 10.14(a) of the Loan Agreement (all as more particularly described on SCHEDULE I annexed hereto (the "Specified Default") and that, as a result of the Borrower's failure to perform and satisfy its obligations under the Loan Agreement, an Event of Default existed thereunder. The Bank acknowledges that the Specified Default has been waived pursuant to, and in accordance with, a certain Waiver Letter dated August 14, 1998 extended by the Bank to the Borrower. The Bank further acknowledges its consent to certain Specified Circumstances (as defined in the Consent Letter) pursuant to the terms and conditions of the Consent Letter. The Borrower represents and warrants to the Bank that no Events of Default or Unmatured Events of Default (other than the Specified Default) have occurred and are continuing.

                  (b) The Borrower further acknowledges and agrees that, as of the date hereof, the aggregate principal amount outstanding under the Revolving Loans is $9,950,000 (without giving effect to the reduction required pursuant to Section 4.1(a) of this Second Amendment) plus accrued and unpaid interest and late charges, if any. The Borrower acknowledges and agrees that such amounts outstanding under the Revolving Loans are the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms of the Loan Documents, and that, as of the date hereof, there are no claims, set-offs or defenses to the payment thereof.

         2.2 WAIVER OF CLAIMS AND DEFENSES; RELEASE.

                  (a) The Borrower agrees that, as of the date hereof, it has no claim, counterclaim, cause of action or defense of any kind by way of offset or otherwise to the payment and satisfaction in full of the Revolving Loans. The foregoing notwithstanding, to the extent that any such a claim or defense may or does exist, as of the date hereof, the Borrower waives and releases any and all such claims, counterclaims, causes of action and defenses.

                  (b) The Borrower further waives and releases and affirmatively agrees not to allege or otherwise pursue, in any manner, any and all defenses, affirmative defenses, counterclaims, claims, causes of action, set-offs or other rights that it may have as of the date



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hereof to contest: (i) the Specified Default; (ii) any provisions of the Loan
Agreement and other Loan Documents; (iii) the rights of the Bank to all rents, issues, profits, products and proceeds of the Collateral for the Revolving Loans; (iv) the liens for the benefit of the Bank in any property (whether real or personal, tangible or intangible), right or other interest, now or hereafter arising in connection with the Collateral for the Revolving Loans; and (v) any and all acts or omissions of the Bank in administering the amounts outstanding under the Loan Agreement or otherwise; and the Borrower fully and forever releases and discharges the Bank from any and all claims or liability of any kind or nature with respect to the foregoing.

         2.3 REAFFIRMATION OF SECURITY INTEREST AND LIENS. The Borrower acknowledges and agrees that the security interests and other liens granted to the Bank in the Collateral described in Section 7 of the Loan Agreement are and remain valid and first priority liens on the assets subject thereto. The Borrower further represents and warrants that (i) such collateral includes, but is not limited to, all such Collateral located , or arising as a result of operations, at the NM Facility and (ii) there are no claims, set-offs or defenses to the Bank's exercise of any rights or remedies available to it as a creditor in realizing upon such collateral under the terms and conditions of the Loan Documents. The Borrower further acknowledges that the obligations secured by and under the Loan Agreement include, but are not limited to, all such obligations of the Borrower related to the Revolving Loans as modified hereby.

         SECTION 3. LOANS

         3.1 RENEWAL OF REVOLVING LOAN COMMITMENT. Upon satisfaction of the conditions to effectiveness set forth in Section 4 of this Second Amendment, the Revolving Loan Commitment made available by the Bank to the Borrower pursuant to the Loan Agreement shall be extended and renewed through and including October 1, 1999. In consideration of the renewal and extension of the Revolving Loan Commitment, the Borrower shall pay to the Bank a non-refundable renewal fee in an amount to one-half of one percent (.50%) of the Revolving Loan Commitment, which shall be due and payable upon execution and delivery of this Second Amendment.

         SECTION 4. CONDITIONS PRECEDENT

         4.1 CONDITIONS TO THIS SECOND AMENDMENT. This Second Amendment shall become effective as of the date first written above upon fulfilment of the following conditions precedent, all as determined by the Bank, in its sole and absolute discretion:

                  (a) The Borrower shall have consummated its private placement of certain of its New Preferred Stock yielding gross proceeds of not less than $21,700,000 on terms on conditions contemplated in the Consent Letter, and shall have caused that portion of said proceeds not designated for a specific use to be applied to the payment of the outstanding principal balance of the Revolving Loans;

                  (b) The Borrower shall have caused to be executed and delivered to the Bank the New Guaranty and the New Pledge Agreement;




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                  (c) The Borrower shall have provided the Bank with a first mortgage lien all of the Borrower's right, title and interest in and to the NM Facility pursuant to the NM Facility Mortgage and such other mortgage documentation acceptable to the Bank, its general outside counsel and its local counsel; and in connection with the NM Facility Mortgage, the Borrower shall have caused the following materials to be delivered to the Bank, in each case, in form and substance satisfactory to the Bank, its general outside counsel and its local counsel:

                  (i) a mortgagee's title insurance policy or marked-up unconditional binder for such insurance in the form of an ALTA Loan Policy from a title company acceptable to the Bank in its sole and absolute discretion, said policy shall be (x) in an amount not less than $5,000,000, (y) insure the NM Facility Mortgage as a valid first lien on the NM Facility, and (z) contain such endorsements and other forms of affirmative insurance as the Bank may request in its reasonable discretion;

                  (ii) a land survey of the perimeter or boundaries of the site of the NM Facility certified to the Bank and acceptable to the title company issuing the title policy described in clause (i) above, said survey to show in addition to metes and bounds of the perimeter, all set-back and dimension restrictions imposed by local zoning authorities, dimensions and locations of all improvements, easements, rights of way, encroachments and the lines, distances to, and the names of the nearest intersecting streets providing ingress and egress to the NM Facility, and other details as the Bank may request;

                  (iii) certified copies of the bond transcript pertaining to the issuance and sale of the taxable industrial revenue bonds issued by the City of Albuquerque related to the acquisition and development of the NM Facility and the pledge of said bonds to pursuant to the NM Facility Bond Pledge;

                  (d) The Borrower shall have paid and/or reimbursed the Bank for all costs and expenses incurred in connection with the Consent Letter and the extension herein contemplated, including, without limitation, all appraisal fees related to Bank ordered appraisals of the NM Facility and certain other assets of the Borrower, recording and filing charges, legal fees and disbursements (including fees and disbursements of general outside counsel and local counsel in New Mexico), search charges and other incidental out-of-pocket expenses;

                  (e) The Borrower shall have caused to be delivered by the Guarantor of a Guarantor Agreement, in substantially the form of EXHIBIT "E" attached hereto, duly executed and delivered by the Guarantor to the Bank;

                  (f) The Borrower shall have provided to the Bank resolutions of the boards of directors of the Borrower and the Guarantor, certified by the secretary of each of them as of the date hereof to be duly adopted and in full force and effect on such date, authorizing the consummation of each of the transactions contemplated by this Second Amendment (including, but not limited to, the execution and delivery of the NM Facility Mortgage);




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                  (g) The Borrower shall have provided to the Bank certificates of the appropriate governmental authorities, dated the most recent practicable date prior to the date hereof, showing that Borrower and the Guarantor are in good standing in the States of New Jersey and New Mexico, and in such other jurisdictions as the Bank shall reasonably request;

                  (h) The Borrower shall have caused to be delivered to the Bank opinions of counsel to the Borrower and the Guarantor, in form and substance satisfactory to the Bank and its counsel, regarding such matters as the Bank may reasonable request in connection with the transactions contemplated in this Second Amendment (including, but not limited to, the recordability, validity, and enforceability of the NM Facility Mortgage);

                  (i) The Borrower shall have caused to be delivered to the Bank UCC financing statements and other filings or recordings deemed necessary by the Bank in order to perfect its security interests in the Collateral, including, without limitation, such financing statements and other filings and written assurances, as the Bank deems necessary or appropriate with respect to the any such Collateral located, or arising from operations, at the NM Facility;

                  (j) The Borrower shall have caused to be delivered to the Bank evidence that the insurance policies provided for in Section 10.7 of the Loan Agreement are in full force and effect, with appropriate loss payee and additional insured clauses in favor of the Bank, certified by the insurer;

                  (k) The Borrower shall have caused to be delivered to the Bank payment of the renewal fee referenced in Section 3.1 hereof;

                  (l) The Borrower shall have satisfied all other conditions to the extension contemplated herein set forth in that certain extension commitment letter dated November 23, 1998 provided by the Bank to the Borrower; and

                  (m) Such additional information and documents as the Bank may request.

         SECTION 5. RATIFICATION AND AMENDMENT OF REPRESENTATIONS, WARRANTIES
                    AND COVENANTS

         5.1 RATIFICATION. Borrower hereby ratifies, confirms and restates, as if set forth herein in their entirety, all representations, warranties, covenants, acknowledgments and agreements set forth in Section 8 of the Loan Agreement, as amended prior the date hereof, at and as of the date hereof (other than representations, warranties and covenants which expressly speak only as of a different date), and affirmatively states that all of the same are true and accurate and shall be and remain in full force and effect, subject only to changes effected by this Second Amendment and/or changes previously disclosed to the Bank in writing. In addition, Borrower represents and warrants to the Bank that:

                  (a) the Borrower has the power and authority to enter into this Second Amendment;





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                  (b) the Borrower's unaudited consolidated financial statements as of June 30, 1998, which were furnished previously to the Bank, were prepared in accordance with GAAP consistently applied throughout the period involved, and present fairly the financial position of the Borrower as at the date thereof and the results of operations and cash flows of the Borrower for the period then ended;

                  (c) no changes having a material adverse effect have occurred since the date of such financial statements referred to in Section 5.1(b) above;

                  (d) the execution, delivery and performance of this Second Amendment and the instruments and agreements executed and delivered in connection herewith by the Borrower have been duly authorized by all requisite corporate action and this Second Amendment and the instruments and agreements executed and delivered in connection herewith constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their terms;

                  (e) the Borrower is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or other governmental authority which would have a material adverse effect;

                  (f) there have been no changes to the certificate of incorporation or by-laws of any of the Borrower or the Guarantor since the date of the First Amendment, other than the amendments thereto effected in connection with the issuance of the New Preferred Stock; and

                  (g) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the execution, delivery and performance of this Second Amendment and the instruments and agreements executed and delivered in connection herewith.

         5.2 AMENDMENT OF CERTAIN PROVISIONS OF LOAN AGREEMENT.

                  (a) Section 4.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

                  "4.1 INTEREST RATE. With respect to each Revolving Loan, the Borrower promises to pay interest on the unpaid principal amount thereof for the period commencing on the date of such Revolving Loan until such Revolving Loan is paid in full at a rate per annum equal to the Lending Rate. Notwithstanding anything contained in this Agreement or the Revolving Note to the contrary, with respect to each Revolving Loan, after the maturity thereof on upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest to the Bank at a rate per annum equal to the Default Rate.

                  (b) Section 10.14 of the Loan Agreement is amended and restated in its entirety to read as follows:




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                  "10.14 Financial Covenants.



                  (a) FIXED CHARGE RATIO. Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.2 to 1 at the end of any fiscal quarter commencing with the fiscal quarter ending March 31, 1999.

                  (b) EFFECTIVE TANGIBLE NET WORTH. The Borrower shall maintain an Effective Tangible Net Worth (i) as at September 30, 1998 of not less than $10,000,000.00 , (ii) as at December 31, 1998 of not less than $29,000,000.00, (iii) as at March 31, 1999 of not less than $29,000,000.00 and (iv) as at May 15, 1999 and all times thereafter of not less than $54,000,000.00. "Effective Tangible Net Worth" means total assets MINUS total liabilities as determined in accordance with GAAP, applied on a consistent basis. For purposes of this computation, the aggregate amount of any assets classified as Intangibles shall be subtracted from total assets and total liabilities shall not include the Borrower's obligations with respect to the New Preferred Stock to the extent that such obligations are otherwise classified as liabilities of the Borrower in accordance with GAAP."

                  (c) Section 10.21 of the Loan Agreement is amended and restated to read as follows:

                  "10.21 DIVIDENDS. The Borrower shall not declare any dividends (other than dividends payable solely in stock of Borrower) on, or make any payment on account of , any shares of any class of stock of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower, or make any payment on account of, or purchase or otherwise acquire, any securities of the Borrowers from any Person; provided, however that the foregoing shall not prohibit the Borrower from paying or declaring dividends in respect of the New Preferred Stock of (i) not greater than 2% per share (and $434,000.00 in the aggregate per annum) whether paid in cash or in-kind, in the form of scheduled dividends on such preferred stock, and (i) not greater than 0.5% per share (and $108,750 in the aggregate per annum) in cash in the form of a special dividend payment incidental to the Borrower's failure to timely file and maintain in effect the "Shelf Registration" in accordance with the terms of such preferred stock, in each case, if, AND ONLY IF, afer giving effect to the payment of any such dividends, no Event of Default or Unmatured Event of Default would then exist."

                  (d) Immediately following Section 10.27 of the Loan Agreement there shall be inserted a new Section 10.28, which shall read as follows:

                  "10.28 YEAR 2000 COMPATIBILITY. The Borrower shall take all action necessary to assure that its computer based systems have the ability to operate and effectively process data including dates on or after January 1, 2000. The Borrower shall make further inquiry as to its significant suppliers and customers regarding their respective efforts to assure such Year 2000 compatibility. At the request of the Bank, the Borrower




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         shall provide the Bank with such assurances as it may reasonably request to demonstrate the Borrower's compliance with the foregoing covenant."

         SECTION 6. MISCELLANEOUS.

         6.1 CONTINUED EFFECTIVENESS. Except as specifically amended by and/or inconsistent with this Second Amendment, all of the terms and conditions of the Loan Agreement shall remain unchanged and in full force and effect and are hereby ratified, adopted and confirmed in all respects. All references to the Loan Agreement in any Loan Document shall hereafter be deemed to refer to the Loan Agreement as amended prior to the date hereof and by this Second Amendment. This Second Amendment is a Loan Document.

         6.2 PAYMENT OF EXPENSES. Borrower shall pay the reasonable fees and expenses (including, but not limited to, reasonable attorneys' fees and expenses) incurred by the Bank in connection with the preparation, negotiation, execution and delivery and enforcement of this Second Amendment and the documents executed and delivered in connection herewith and any and all renewals, modifications, amendments and waivers hereof and hereunder.

         6.3 ENTIRE AGREEMENT. This Second Amendment, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect to such subject matter.

         6.4 COUNTERPARTS. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement, and any party may execute this Second Amendment by signing any such counterpart.

         6.5 GOVERNING LAW. This Second Amendment shall be interpreted, and the rights and liabilities of the parties hereto, whether arising in contract or tort and howsoever pertaining to the parties' relationship, shall be determined in accordance with the laws of the State of New Jersey.

         6.6 HEADINGS. The section titles contained in this Second Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.




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         IN WITNESS WHEREOF, the parties have executed this Second Amendment the day and year first above-written.



                                         EMCORE CORPORATION,
                                         a New Jersey corporation



                                         By: /s/ THOMAS G. WERTHAN
                                             ----------------------------------
                                             Name: Thomas G. Werthan
                                             Title: CFO and Vice President



                                         FIRST UNION NATIONAL BANK



                                         By: /s/ Robert Murphy
                                             ----------------------------------
                                             Name: Robert Murphy
                                             Title: Vice President





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                                   SCHEDULE I

                                SPECIFIED DEFAULT

                  1. Failure to comply with the Fixed Charge Ratio covenant set forth in Section 10.14(a) of the Loan Agreement for the fiscal period ending June 30, 1998